Exhibit 99.2
Amgen Inc.
Recast of 2021 Non-GAAP Financial Information As Reported to Reflect Updated Non-GAAP Policy

Beginning January 1, 2022, Amgen Inc. (the Company) no longer excludes adjustments for upfront license fees, development milestones and in-process research and development (IPR&D) expenses of pre-approval programs related to licensing, collaboration and asset acquisition transactions from our non-U.S. Generally Accepted Accounting Principles (GAAP) measures. The Company has made these changes to its presentation of non-GAAP measures following industry guidance from the U.S. Securities and Exchange Commission. The tables below show the effects of the application of the updated policy as if it had been adopted at the beginning of 2021.

In millions, except earnings per share (EPS) (unaudited)	Q1 '21	Q2 '21	Q3 '21	Q4 '21	FY '21

Net income (as reported)	$2,150	$2,522	$2,664	$2,461	$9,797
Five Prime[1] acquisition IPR&D expense	—	(1,505)	—	—	(1,505)
Licensing-related upfront payment to Kyowa Kirin[2]	—	—	(400)	—	(400)
Tax impact[3]	—	—	60	26	86
Net income (recast)	$2,150	$1,017	$2,324	$2,487	$7,978

Diluted shares	581	576	570	565	573

Diluted EPS (as reported)	$3.70	$4.38	$4.67	$4.36	$17.10
Diluted EPS (recast)	$3.70	$1.77	$4.08	$4.40	$13.92

	Twelve months ended December 31, 2021
In millions (unaudited)	Non-GAAP research and development expenses	Non-GAAP acquired IPR&D	Non-GAAP operating expenses

As reported	$4,296	$—	$13,555
Five Prime[1] acquisition IPR&D expense	—	1,505	1,505
Licensing-related upfront payment to Kyowa Kirin[2]	400	—	400
Recast	$4,696	$1,505	$15,460

1.Five Prime Therapeutics, Inc.
2.Kyowa Kirin Co., Ltd.
3.Represents the tax impact of the licensing-related upfront payment to Kyowa Kirin that was recognized based off the pro-rata share of pre-tax income for the remainder of 2021.